Exhibit 99.4

NuPathe Announces $28 Million Private Placement

CONSHOHOCKEN, PA — September 25, 2012 — NuPathe Inc. (NASDAQ: PATH), a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, today announced that the Company has entered into agreements with existing and new investors for the sale of $28 million of securities. The securities are being sold as units, with each unit consisting of 1/1,000th of a share of to-be designated Series A preferred stock and a warrant to purchase one share of the Company’s common stock. The purchase price per unit is $2.00.

Each 1/1,000th of a share of Series A preferred stock will initially be convertible into one share of common stock, accrue quarterly dividends at an initial rate per annum of 8%, have a liquidation preference of $2.00 (plus accrued and unpaid dividends), and have certain other powers, preferences and rights. The holders of the Series A preferred stock shall initially be entitled to elect three directors to the Company’s board of directors and certain corporate actions will require the approval of a majority of the outstanding shares of Series A preferred stock. The warrants will initially be exercisable at $2.00 per share and will expire five years from the date of issuance. Both the Series A preferred stock and warrants include “full ratchet” antidilution protection. The Series A preferred stock will automatically convert into common stock and the antidilution feature of the warrants will terminate upon certain specified conditions including the second to occur of FDA approval of the Company’s migraine patch (also known as NP101) and an equity financing or other transaction that results in aggregate gross proceeds to the Company of at least $22 million.

In conjunction with this private placement, NuPathe plans to undertake cost containment measures in order to focus its expenditures on the Company’s primary goal of obtaining approval for its migraine patch. The U.S. Food and Drug Administration (FDA) has assigned NP101 a Prescription Drug User Fee Act (PDUFA) date of January 17, 2013.

“We believe this financing, combined with the cost containment measures we expect to implement, will provide the financial resources necessary to fund our operations for approximately one year and, importantly, to obtain approval for NP101,” said Armando Anido, chief executive officer of NuPathe. “Our focus will be on generating shareholder value by obtaining approval of NP101, seeking a commercial partner and conducting pre-launch activities for this valuable new treatment.”

In addition, NuPathe and its lenders have amended the terms of the Company’s outstanding term loan facility. The modification temporarily removes the $1 million unrestricted cash covenant and provides the Company forbearance of principal for up to 60 days to fund operations while the Company works to close the private placement.  Effective upon the closing of the private placement, the Company’s monthly principal amortization payments will be reduced to $230,000 per month until June 30, 2013.

The closing of the private placement is subject to certain specified closing conditions including, pursuant to NASDAQ listing rules, approval of the Company’s stockholders, although NuPathe has applied for a waiver to this requirement.  If the Company does not receive a waiver from NASDAQ, NuPathe plans to hold a stockholder meeting as soon as possible.

The securities offered and to be sold by NuPathe in this private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration requirements.

About NuPathe

NuPathe Inc. is a specialty pharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product candidate, (also known as NP101), is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to NP101, NuPathe has two proprietary product candidates based on its LAD™, or Long-Acting Delivery, biodegradable implant technology that allows delivery of therapeutic levels of medication over a period of months with a single dose. NP201, for the continuous symptomatic treatment of Parkinson’s disease, utilizes a leading FDA-approved dopamine agonist, ropinirole, and is being developed to provide up to two months of continuous delivery. NP202, for the long-term treatment of schizophrenia and bipolar disorder, is being developed to address the long-standing problem of patient noncompliance by providing three months of continuous delivery of risperidone, an atypical antipsychotic. NuPathe is actively seeking partnerships to maximize the commercial potential for our pipeline products in the U.S. and territories throughout the world.

For more information about NuPathe, please visit our website and our blog at www.nupathe.com. You can also follow us on StockTwits (stocktwits.nupathe.com), Twitter (twitter.nupathe.com), SlideShare (slideshare.nupathe.com) and LinkedIn (linkedin.nupathe.com).

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the ability of the Company to satisfy the conditions precedent to the closing of the private placement; cost containment measures and the effects thereof; NP101 partnering and pre-launch plans; timing of the completion of the FDA’s review of the NDA for NP101; the potential benefits of, and commercial opportunity for, NP101; NASDAQ waiver of the shareholder approval requirements applicable to the private placement; the sufficiency of our cash and cash equivalents to fund operations for approximately one year and to obtain approval for NP101 and other statements relating to our future operations, performance, financial condition, beliefs, plans or objectives.

Forward-looking statements are based upon our current expectations, plans and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and events to differ materially and adversely from those indicated by such statements including, among others: our ability to satisfy the closing conditions and complete the private placement on a timely basis; investors complying with their respective purchase obligations under the transaction documents; our ability to obtain FDA approval of NP101; the extent to which the FDA may request or require us to provide additional information, undertake additional studies or redesign NP101; varying interpretation of study data; and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2011, under the caption “Risk Factors” and elsewhere in such report, which is available on our website at www.nupathe.com in the “Investor Relations — SEC Filings” section. While we may update certain forward-looking statements and Risk factors from time to time, we specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

Investor Contacts

John Woolford

Westwicke Partners, LLC

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan

Vice President & Chief Financial Officer

NuPathe Inc.

(484) 567-0130

Media Contact

Jennifer Guinan

Sage Strategic Marketing

(610) 410-8111

jennifer@sagestrat.com

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